FactSet Appoints Elisha Wiesel to Board of Directors

NORWALK, Conn., March 24, 2023 (GLOBE NEWSWIRE) -- FactSet Research Systems Inc. (NYSE: FDS | NASDAQ: FDS), a global financial digital platform and enterprise solutions provider, today announced the appointment of Elisha Wiesel to its Board of Directors.

Wiesel is a founding partner and the Chief Risk Officer of ClearAlpha Technologies, an emerging investment manager. Previously, Wiesel spent 25 years at Goldman Sachs, including 15 years as a partner, innovating in software, markets and risk management. He also served as Chief Risk Officer of the Securities Division for seven years and as Chief Information Officer for three years.

Wiesel is chair of Entrio, an Israeli financial technology start-up company. He is also chair of the Elie Wiesel Foundation. He graduated from Yale University with a B.S. in Computer Science.

“I am honored to join the board of FactSet, a company well known for its culture of innovation, focus on engineering talent, and market-leading solutions,” said Wiesel. “I’m excited to be part of the FactSet mission to source, refine, and activate the data that drives real-time decisions by financial market participants.”

“I am pleased to welcome Elisha to our board and look forward to partnering with him as FactSet continues to drive innovation and performance through its digital platform,” said Robin Abrams, Chair of the FactSet Board of Directors. “His level of in-depth understanding of FactSet’s markets and successful track record in leading a world-class technology organization will be an invaluable resource to FactSet.”

About FactSet
FactSet (NYSE:FDS | NASDAQ:FDS) helps the financial community to see more, think bigger, and work better. Our digital platform and enterprise solutions deliver financial data, analytics, and open technology to over 7,000 global clients, including over 180,000 individual users. Clients across the buy-side and sell-side as well as wealth managers, private equity firms and corporations, achieve more every day with our comprehensive and connected content, flexible next-generation workflow solutions, and client-centric specialized support. As a member of the S&P500, we are committed to sustainable growth and have repeatedly scored 100 on the Human Rights Campaign® Corporate Equality Index and been recognized amongst the Best Places to Work in 2023 by Glassdoor as a Glassdoor Employees’ Choice Award winner. Learn more at www.factset.com and follow us on Twitter and LinkedIn.

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